Exhibit 10.54

FORM OF EMPLOYEE STOCK OPTION AGREEMENT

This Employee Stock Option Agreement, dated as of February 3, 2010, between HDS Investment Holding, Inc., a Delaware corporation (the “Company”) and <Name> (hereinafter referred to as the “Employee”), is being entered into pursuant to the HDS Investment Holding, Inc. Stock Incentive Plan. The meaning of capitalized terms may be found in Section 8.

The Company and the Employee hereby agree as follows:

Section 1.  Grant of Options.

(a)        Confirmation of Grant.  The Company hereby evidences and confirms, effective as of the date hereof, its grant to the Employee of options to purchase the number of shares of Common Stock specified on the signature page hereof (the “Options”). The Options are not intended to be incentive stock options under the Code. This Agreement is entered into pursuant to, and the terms of the Options are subject to, the terms of the Plan. If there is any inconsistency between this Agreement and the terms of the Plan, the terms of the Plan shall govern. The Employee hereby acknowledges that, pursuant to the signed election form included as Annex A to the option exchange offer that was accepted by the Employee (the “Election Form”), all of the Employee’s rights under the any “Prior Stock Option Agreement” (as defined in the Election Form) between the Company and the Employee have been irrevocably forfeited.

(b)        Option Price.  Each share covered by an Option shall have the respective Option Price specified on the signature page hereof.

Section 2.  Vesting and Exercisability.

(a)        Vesting.  Except as otherwise provided in Section 6(a), the Options shall become vested in five equal annual installments on each of the first through fifth anniversaries of the Grant Date, subject to the continuous employment of the Employee with the Company until the applicable vesting date; provided that if the Employee’s employment with the Company is terminated in a Special Termination (i.e., by reason of the Employee’s death or Disability), any Options held by the Employee shall immediately vest as of the effective date of such Special Termination.

(b)        Discretionary Acceleration.  The Board, in its sole discretion, may accelerate the vesting or exercisability of all or a portion of the Options, at any time and from time to time.

(c)        Exercise.  Once vested in accordance with the provisions of this Agreement, the Options may be exercised at any time and from time to time prior to the date such Options terminate pursuant to Section 3. Options may only be exercised with respect to whole shares and must be exercised in accordance with Section 4.

Section 3.   Termination of Options.

(a)        Normal Termination Date.  Unless earlier terminated pursuant to Section 3(b) or Section 6, the Options shall terminate on the tenth anniversary of the Grant Date (the “Normal Termination Date”), if not exercised prior to such date.

(b)        Early Termination.  If the Employee’s employment with the Company terminates for any reason, any Options held by the Employee that have not vested before the effective date of such termination of employment (determined without regard to any statutory or deemed or express contractual notice period) or that do not become vested on such date in accordance with Section 2 shall terminate immediately upon such termination of employment (determined without regard to any statutory or deemed or express contractual notice period) and, if the Employee’s employment is terminated for Cause, all Options (whether or not then vested or exercisable) shall automatically terminate immediately upon such termination. All vested Options held by the Employee following the effective date of a termination of employment (the “Covered Options”) shall remain exercisable until the first to occur of (i) the ninety-day anniversary of the effective date of the Employee’s termination of employment (determined without regard to any deemed or express statutory or contractual notice period), (ii) the 180-day anniversary in the case of a Special Termination or a retirement from active service on or after the Employee reaches normal retirement age, (iii) the Normal Termination Date or (iv) the cancellation of the Options pursuant to Section 6(a), and if not exercised within such period the Options shall automatically terminate upon the expiration of such period.

Section 4.  Manner of Exercise.

(a)        General.  Subject to such reasonable administrative regulations as the Board may adopt from time to time, the Employee may exercise vested Options by giving at least 15 business days’ prior written notice to the Secretary of the Company specifying the proposed date on which the Employee desires to exercise a vested Option (the “Exercise Date”), the number of whole shares with respect to which the Options are being exercised (the “Exercise Shares”) and the aggregate Option Price for such Exercise Shares (the “Exercise Price”); provided that following a Public Offering notice may be given within such lesser period as the Board may permit. On or before any Exercise Date that occurs prior to a Public Offering, the Company and the Employee shall enter into a Subscription Agreement that contains repurchase rights, transfer and other restrictions on the Exercise Shares in the form then customarily used by the Company for such purpose. Unless otherwise determined by the Board, and subject to such other terms, representations and warranties as may be provided for in the Subscription Agreement, (i) on or before the Exercise Date the Employee shall deliver to the Company full payment for the Exercise Shares in United States dollars in cash, or cash equivalents satisfactory to the Company, in an amount equal to the Exercise Price plus any required withholding taxes or other similar taxes, charges or fees and (ii) the Company shall register the issuance of the Exercise Shares on its records (or direct such issuance to be registered by the Company’s transfer agent). Notwithstanding the foregoing, in the case of an Employee whose employment terminates in a Special Termination, the Board may determine in its sole discretion to permit such Employee (or his or her estate) to elect a “cashless exercise” of all or a portion of his or her Covered Options, pursuant to which the aggregate Option Price of the Covered Options so exercised, plus any required withholding taxes or other similar taxes, charges or fees, shall be paid by the Company withholding a number of shares of Common Stock subject to such Covered Options sufficient to cover such obligations, as determined by the Company in its sole discretion. The Company may require the Employee to furnish or execute such other documents as the Company shall reasonably deem necessary (i) to evidence such exercise, (ii) to determine whether registration is then required under the Securities Act or other applicable law or (iii) to comply with or satisfy the requirements of the Securities Act, applicable state or non-U.S. securities laws or any other law.

(b)        Restrictions on Exercise.  Notwithstanding any other provision of this Agreement, the Options may not be exercised in whole or in part, and no certificates representing Exercise Shares shall be delivered, (i) (A) unless all requisite approvals and consents of any governmental authority of any kind shall have been secured, (B) unless the purchase of the Exercise Shares shall be exempt from registration under applicable U.S. federal and state securities laws, and applicable non-U.S. securities laws, or the Exercise Shares shall have been registered under such laws, and (C) unless all applicable U.S. federal, state and local and non-U.S. tax withholding requirements shall have been satisfied, or (ii) if such exercise would result in a violation of the terms or provisions of or a default or an event of default under, any guarantee, financing or security agreement entered into by the Company or any Subsidiary from time to time. The Company shall use its commercially reasonable efforts to obtain any consents or approvals referred to in clause (i) (A) of the preceding sentence, but shall otherwise have no obligations to take any steps to prevent or remove any impediment to exercise described in such sentence.

Section 5.  Employee’s Representations; Investment Intention.  The Employee represents and warrants that the Options have been, and any Exercise Shares will be, acquired by the Employee solely for the Employee’s own account for investment and not with a view to or for sale in connection with any distribution thereof. The Employee represents and warrants that the Employee understands that none of the Exercise Shares may be transferred, sold, pledged, assigned, alienated, hypothecated or otherwise disposed of or encumbered unless the provisions of the related Subscription Agreement shall have been complied with or have expired.

Section 6.  Change in Control.

(a)        Vesting; Cancellation.  Except as otherwise provided in Section 6(b) or Section 6(c), upon a Change in Control all then-outstanding Options shall vest. In connection with a Change in Control, the Board may provide that vested options shall be canceled in exchange for a payment having a value equal to the excess, if any, of (i) the product of the Change in Control Price multiplied by the aggregate number of shares covered by all such Options immediately prior to the Change in Control over (ii) the aggregate Option Price for all such shares, to be paid as soon as reasonably practicable, but in no event later than 30 days following the Change in Control or may provide a reasonable opportunity to exercise vested options prior to or in connection with such Change in Control and if not so exercised such Options shall be canceled upon such Change in Control or such other arrangements as the Board determines appropriate.

(b)        Alternative Award.  Notwithstanding Section 6(a), if the Board determines prior to the Change in Control that the Employee shall receive an Alternative Award meeting the requirements of the Plan, the Board may elect not to provide for the acceleration or cancellation of Options.

(c)        Limitation of Benefits.  If, whether as a result of accelerated vesting, the grant of an Alternative Award or otherwise, the Employee would receive any payment, deemed payment or other benefit as a result of the operation of Section 6(a) or Section 6(b) that, together with any other payment, deemed payment or other benefit the Employee may receive under any other plan, program, policy or arrangement, would constitute an “excess parachute payment” under section 280G of the Code, then, notwithstanding anything in this Section 6 to the contrary, the payments, deemed payments or other benefits such Employee would otherwise receive under Section 6(a) or Section 6(b) shall be reduced to the extent necessary to eliminate any such excess parachute payment and such Employee shall have no further rights or claims with respect thereto. If the preceding sentence would result in a reduction of the payments, deemed payments or other benefits the Employee would otherwise receive on an after-tax basis by more than 5%, the Company will use its commercially reasonable best efforts to seek the approval of the Company’s shareholders in the manner provided for in section 280G(b)(5) of the Code and the regulations thereunder with respect to such reduced payments or other benefits (if the Company is eligible to do so), so that such payments would not be treated as “parachute payments” for these purposes (and therefore would cease to be subject to reduction pursuant to this Section 6(c)).

Section 7.  Non-Competition/Non-Solicitation; Confidential Information.

(a)        Non-Competition/Non-Solicitation.  In consideration of the receipt of the Options granted pursuant to this Agreement, the Employee agrees that while he or she is employed by the Company or any of its Subsidiaries (collectively, the “Company Group”) and for a period of one year after the effective date of termination of his or her employment with the Company Group, he or she will not directly or indirectly:

(i)        engage in any business or enterprise (whether as owner, partner, officer, director, employee, consultant, investor, lender or otherwise, except as the holder of not more than 1% of the outstanding stock of a publicly-held company) that competes anywhere in North America (collectively, the “Territory”) with the business of the Company Group as then engaged in or proposed to be in engaged in by any member of the Company Group or any of their respective Affiliates;

(ii)        either alone or in association with others (x) solicit, or permit any organization directly or indirectly controlled by the Employee to solicit, any employee of the Company Group to leave the employ of the Company Group, or (y) solicit for employment or engage as an independent contractor, or permit any organization directly or indirectly controlled by the Employee to solicit for employment or engage as an independent contractor, any person who was employed by the Company Group at any time during the term of the Employee’s employment with the Company Group and whose employment with the Company Group has been terminated for a period less than six months; or

(iii)        solicit or otherwise attempt to establish for himself or herself or any other person, firm or entity anywhere in the Territory any business relationship of a nature that is competitive with the business or relationship of any member of the Company Group with any person, firm or corporation which was a customer, client or distributor of any member of the Company Group at any time during the Employee’s period of employment with the Company Group (in the case of any such activity during such period of employment) or during the twelve-month period preceding the effective date of the Employee’s termination of employment with the Company Group (in the case of any activity after the effective date of termination of employment).

(b)        Confidential Information.  The Employee agrees not to disclose any confidential or proprietary trade secrets, customer lists, drawings, designs, information regarding product development, marketing plans, sales plans, manufacturing plans, management organization information, operating policies or manuals, business plans, financial records, packaging design or other financial, commercial, business or technical information relating to any member of the Company Group or any of their respective Affiliates, including, without limitation, any such information or materials that any member of the Company Group or any of their respective Affiliates receives belonging to suppliers, customers or others who do business with any member of the Company Group or any of their respective Affiliates (collectively, “Confidential Information”), to any third person unless such Confidential Information has been previously disclosed to the public or is in the public domain (other than by reason of Executive’s breach of this Section 7).

(c)        Reasonable Protection.  The Company and the Employee agree that, during the period of the Employee’s employment with the Company Group, (i) the Employee will have a prominent role in the management of the business, and the development of the goodwill, of the Company Group, and will obtain Confidential Information that could be used to compete unfairly against members of the Company Group and their respective Affiliates and (ii) the covenants and restrictions contained in this Section 7 are necessary for the protection of the business and goodwill of the Company Group and the Employee considers them to be reasonable for such purpose.

(d)        Injunctive Relief.  The Employee agrees that any breach of the covenants contained in this Section 7 is likely to cause the Company Group substantial and irrevocable damage which is difficult to measure and, in the event of any such breach or threatened breach, that the Company, in addition to such other remedies which may be available, shall have the right to obtain an injunction from a court restraining such a breach or threatened breach and the right to specific performance of the provisions of this Section 7 and hereby waives the adequacy of a remedy at law as a defense to such relief.

(e)        Blue Pencil.  The Employee agrees that in the event that any court of competent jurisdiction shall finally hold that any provision of this Section 7 is void or constitutes an unreasonable restriction against the Employee, the provisions of this Section 7 shall not be rendered void but shall apply to such extent as such court may determine constitutes a reasonable restriction under the circumstances.

Section 8.  Certain Definitions. As used in this Agreement, capitalized terms that are not defined herein have the respective meanings given in the Plan, and the following additional terms shall have the following meanings:

“Agreement” means this Employee Stock Option Agreement, as amended from time to time in accordance with the terms hereof.

“Board” means the Board of Directors of the Company.

“Company Group” has the meaning given in Section 7.

“Confidential Information” has the meaning given in Section 7.

“Covered Options” has the meaning given in Section 3(b).

“Determination Date” means the effective date of the Employee’s termination of employment.

“Election Form” has the meaning given in Section 1(a).

“Employee” means the grantee of the Options whose name is set forth in the preamble to and on the signature page of this Agreement; provided that for purposes of Section 4 and Section 9, following such person’s death “Employee” shall be deemed to include such person’s beneficiary or estate and following such

Person’s Disability, “Employee” shall be deemed to include such person’s legal representative.

“Exercise Date” has the meaning given in Section 4(a).

“Exercise Price” has the meaning given in Section 4(a).

“Exercise Shares” has the meaning given in Section 4(a).

“Grant Date” means the date hereof, which is the date on which the Options are granted to the Employee.

“Normal Termination Date” has the meaning given in Section 3(a).

“Option” means the right granted to the Employee hereunder to purchase one share of Common Stock for a purchase price equal to the Option Price subject to the terms of this Agreement and the Plan.

“Option Price” means, with respect to each share of Common Stock covered by an Option, the purchase price specified in Section 1(b) for which the Employee may purchase such share of Common Stock upon exercise of an Option.

“Plan” means the HDS Investment Holding, Inc. Stock Incentive Plan.

“Prior Stock Option Agreement” has the meaning given in Section 1(a).

“Securities Act” means the United States Securities Act of 1933, as amended, or any successor statute, and the rules and regulations thereunder that are in effect at the time, and any reference to a particular section thereof shall include a reference to the corresponding section, if any, of such successor statute, and the rules and regulations.

“Territory” has the meaning given in Section 7.

Section 9.  Miscellaneous.

(a)        Withholding.  The Company or one of its Subsidiaries may require the Employee to remit to the Company an amount in cash sufficient to satisfy any applicable U.S. federal, state and local and non-U.S. tax withholding or other similar charges or fees that may arise in connection with the grant, vesting, exercise or purchase of the Options.

(b)        Authorization to Share Personal Data.  The Employee authorizes any Affiliate of the Company that employs the Employee or that otherwise has or lawfully obtains personal data relating to the Employee to divulge or transfer such personal data to the Company or to a third party, in each case in any jurisdiction, if and to the extent appropriate in connection with this Agreement or the administration of the Plan.

(c)        No Rights as Stockholder; No Voting Rights.  The Employee shall have no rights as a stockholder of the Company with respect to any shares covered by the Options until the exercise of the Options and delivery of the shares. No adjustment shall be made for dividends or other rights for which the record date is prior to the delivery of the shares. Any shares delivered in respect of the Options shall be subject to the Subscription Agreement and the Employee shall have no voting rights with respect to such Shares until such time as specified in the Subscription Agreement.

(d)        No Right to Continued Employment.  Nothing in this Agreement shall be deemed to confer on the Employee any right to continue in the employ of the Company or any Subsidiary, or to interfere with or limit in any way the right of the Company or any Subsidiary to terminate such employment at any time.

(e)        Non-Transferability of Options.  The Options may be exercised only by the Employee. The Options are not assignable or transferable, in whole or in part, and they may not, directly or indirectly, be offered, transferred, sold, pledged, assigned, alienated, hypothecated or otherwise disposed of or encumbered (including, but not limited to, by gift, operation of law or otherwise) other than by will or by the laws of descent and distribution to the estate of the Employee upon the Employee’s death or with the Company’s consent.

(f)        Notices.  All notices and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given if delivered personally or sent by certified or express mail, return receipt requested, postage prepaid, or by any recognized international equivalent of such delivery, to the Company or the Employee, as the case may be, at the following addresses or to such other address as the Company or the Employee, as the case may be, shall specify by notice to the other:

            (i)          if to the Company, to it at:

                          HDS Investment Holding, Inc.

                          c/o HD Supply, Inc.

                          3100 Cumberland Blvd., Suite 1480

                          Atlanta, GA 30339

                          Attention: General Counsel

                          Fax: (770) 852-9466

with copies (which shall not constitute notice) to the Persons listed in clause (iii) below);

(ii)        if to the Employee, to the Employee at his or her most recent address as shown on the books and records of the Company or Subsidiary employing the Employee;

(iii)       copies of any notice or other communication given under this Agreement shall also be given to:

                          Bain Capital Partners, LLC

                          111 Huntington Ave

                          Boston, MA 02199

                          Attention: General Counsel

                          Fax: (617) 516-2012

                          and

                          Ropes & Gray LLP

                          One International Place

                          Boston, MA 02110

                          Attention: Newcomb Stillwell

                          Fax: (617) 951-7050

                          and

                          The Carlyle Group

                          1001 Pennsylvania Avenue, NW

                          Washington DC, 20004-2505

                          Attention: Daniel A. Pryor

                          Fax: (202) 347-1818

                          and

                          Latham & Watkins LLP

                          555 Eleventh Street, NW

                          Suite 1000

                          Washington, DC 20004

                          Attention: David T. Della Rocca

                          Fax: (202) 637 2201

                          and

                          Clayton, Dubilier & Rice, Inc.

                          375 Park Avenue, 18th Floor

                          New York, New York 10152

                          Attention: David Novak

                          Fax: +44-207-747-3801

                          and

                          Debevoise & Plimpton LLP

                          919 Third Avenue

                          New York, New York 10022

                          Attention: Paul S. Bird

                          Fax: (212) 909-6836

All such notices and communications shall be deemed to have been received on the date of delivery if delivered personally or on the third business day after the mailing thereof.

(g)        Entire Agreement.  This Agreement, together with the Plan and the Election Form, constitutes the entire agreement with respect to the Employee’s Options hereunder and supersedes the Prior Option Agreement in its entirety.

(h)        Binding Effect; Benefits.  This Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and assigns. Nothing in this Agreement, express or implied, is intended or shall be construed to give any person other than the parties to this Agreement or their respective successors or assigns any legal or equitable right, remedy or claim under or in respect of any agreement or any provision contained herein.

(i)        Waiver; Amendment.

(i)        Waiver.  Any party hereto or beneficiary hereof may by written notice to the other parties (A) extend the time for the performance of any of the obligations or other actions of the other parties under this Agreement, (B) waive compliance with any of the conditions or covenants of the other parties contained in this Agreement and (C) waive or modify performance of any of the obligations of the other parties under this Agreement. Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party or beneficiary, shall be deemed to constitute a waiver by the party or beneficiary taking such action of compliance with any representations, warranties, covenants or agreements contained herein. The waiver by any party hereto or beneficiary hereof of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any preceding or succeeding breach and no failure by a party or beneficiary to exercise any right or privilege hereunder shall be deemed a waiver of such party’s or beneficiary’s rights or privileges hereunder or shall be deemed a waiver of such party’s or beneficiary’s rights to exercise the same at any subsequent time or times hereunder.

(ii)        Amendment.  This Agreement may not be amended, modified or supplemented orally, but only by a written instrument executed by the Employee and the Company.

(j)        Assignability.  Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable by the Company or the Employee without the prior written consent of the other party.

(k)        Applicable Law.  This Agreement shall be governed by and construed in accordance with the law of the State of Delaware regardless of the application of rules of conflict of law that would apply the laws of any other jurisdiction.

(l)        Waiver of Jury Trial.  Each party hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or proceeding arising out of this Agreement or any transaction contemplated hereby. Each party (i) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other parties have been induced to enter into the Agreement by, among other things, the mutual waivers and certifications in this Section 9(l).

(m)        Section and Other Headings, etc.  The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

(n)        Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Company and the Employee have executed this Agreement as of the date first above written.

HDS INVESTMENT HOLDING, INC.

By:
Name:
Title:

THE EMPLOYEE

«Name»

By:
As Attorney-in-Fact
Name:

Address of the Employee:

«Address»

Total Number of Shares for the Purchase of Which Options have been Granted	Option Price

Tranche 1: «Options»	$10.00
Tranche 2: «Options»	$4.15